Exhibit 10.20

Execution Version

FIFTH AMENDMENT
TO

SHARE PURCHASE AGREEMENT

This Fifth Amendment to Share Purchase Agreement (this “Fifth Amendment”), dated effective as of March 23, 2020, is by and between ALON PARAMOUNT HOLDINGS, INC., a Delaware corporation (“Seller”), and GCE HOLDINGS ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are from time to time referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller and Buyer are parties to that certain Share Purchase Agreement dated April 29, 2019 (as amended by that certain First Amendment to Share Purchase Agreement, dated September 27, 2019, that certain Second Amendment to Share Purchase Agreement, dated October 4, 2019, that certain Third Amendment to Share Purchase Agreement, dated October 11, 2019, and that certain Fourth Amendment to Share Purchase Agreement, dated October 28, 2019, collectively, the “Purchase Agreement”);

WHEREAS, Buyer has previously extended the Long Stop Date and paid the Extension Payment to Seller all pursuant to Section 9.2 of the Purchase Agreement;

WHEREAS, the Long Stop Date has previously been extended to December 6, 2019 and Buyer has now requested to further extend the Long Stop Date pursuant to the terms of this Fifth Amendment;

WHEREAS, Buyer and Seller entered into that certain letter agreement dated December 15, 2019 (the “Letter Agreement”) concerning certain matters as provided therein; and

WHEREAS, Seller and Buyer desire to amend certain provisions of the Purchase Agreement as further described in this Fifth Amendment.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.Definitions.  All capitalized terms used and not defined in this Fifth Amendment shall have the meanings ascribed thereto in the Purchase Agreement unless expressly provided otherwise in this Fifth Amendment, and all rules as to interpretation and usage set forth therein shall apply hereto.

2.Section 1.1 (Definitions).  Section 1.1 of the Purchase Agreement is hereby amended by adding the following definitions thereto:

““Call Option Agreement” means an agreement in form and substance as that certain Call Option Agreement attached to this Agreement as Exhibit F.”

3.Section 2.3 (Purchase Price).  The first sentence of Section 2.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following sentence:

“As consideration for the sale and transfer of the Purchased Shares, Buyer shall pay to Seller an amount equal to Thirty-Six Million Seven Hundred Fifty Thousand Dollars ($36,750,000) (the “Purchase Price”).”

4.        Section 2.5 (Deliveries at the Closing).

(a)Section 2.5(a) of the Purchase Agreement is hereby amended by adding the following subsection (viii) thereto:

“(viii) the Call Option Agreement.”

(b)Section 2.5(b) of the Purchase Agreement is hereby amended by adding the following subsection (xiii) thereto:

“(xiii) the Call Option Agreement.”

5.Section 9.4(a) (Further Extension of Long Stop Date). Section 9.4(a) of the Purchase Agreement is hereby amended by deleting the fourth sentence thereof in its entirety and replaced with the following sentence:

“Without limiting or modifying the provisions of Section 9.2, the Parties hereby agree to extend the Long Stop Date to April 30, 2020.”

6.Exhibit F.  Exhibit F to this Fifth Amendment is hereby added as Exhibit F to the Purchase Agreement.

7.Pre-Closing Conversion of the Company.

(a)At the sole option of Buyer, upon delivery of written notice no later than ten (10) days prior to the Closing Date, Seller shall cause the Company to convert, immediately prior to the Closing, its organizational form from being a Delaware corporation to being a Delaware limited liability company pursuant to the applicable Delaware state law conversion statutes (such conversion being the “Conversion”). In the event of a Conversion, Buyer shall refrain from taking any action inconsistent with the converted Company being classified as an entity disregarded as separate from Seller for U.S. federal income tax purposes. Notwithstanding the preceding to the contrary, Seller shall not be required to effect the Conversion in the event Seller reasonably estimates that the Taxes arising or resulting from the Conversion would be greater than the reasonably estimated Taxes arising or resulting from the Contemplated Transactions without the Conversion (such incremental Taxes being the “Incremental Conversion Taxes”), unless Buyer agrees in writing prior to the Conversion to indemnify, defend, and hold the Seller Indemnities harmless from all Losses for the Incremental Conversion Taxes. Seller shall provide Buyer, prior to Closing, with Seller’s estimate of the Incremental Conversion Taxes, if any, and if there are estimated Incremental Conversion Taxes, a summary calculation of such Incremental Conversion Taxes.

(b)If Buyer intends to elect to have Seller effect the Conversion, then prior to the Closing the Parties shall cooperate to agree to further amend the Purchase Agreement, effective

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as of the Closing, to (i) reflect the Company’s changed organizational form as a limited liability company, (ii) to delete the Section 336(e) Election, (iii) to adjust and amend Seller’s representations and warranties and the indemnifications for the benefit of Buyer to exclude the effects of the Conversion, and (iv) reflect that the Company Assumed Liabilities shall include all liabilities and other Obligations arising from or directly related to the Conversion. Additionally, Seller shall not have any Obligations to Buyer or the Company with respect to the effects of the Conversion including effects with respect to any contracts, emission credits, or permits held by the Company prior to the Closing. Such amendments and modifications of the Purchase Agreement shall contain such other terms and conditions as mutually agreeable to the Parties.

(c)In the event Buyer elects to have Seller effect the Conversion, the Parties shall mutually agree prior to the Closing Date upon closing procedures which would utilize a closing escrow agent (the “Closing Agent”) for the Closing and would include the following: (i) at least one (1) day prior to the Closing Date the Parties would irrevocably deliver to the Closing Agent in escrow all Closing documents and payments, including the Closing Date Payment, accompanied with mutually agreeable closing instructions, and (ii) the Closing Agent would electronically file with the Secretary of State of Delaware the documentation necessary to effectuate the Conversion, with the Conversion to become effective no later than one (1) day prior to the Closing Date.  Provided that the Closing Agent electronically receives the file stamped Conversion document from Delaware evidencing that the Conversion has become effective at least one (1) day prior to the Closing Date, then the Closing would proceed on the Closing Date, and the Closing Agent would release the closing funds and closing documents to the respective Parties.

(d)In the event Seller effects the Conversion pursuant to Buyer’s request and the Closing does not occur due to Buyer failing to Close the Contemplated Transactions, then Buyer shall indemnify, defend, and hold Seller Indemnities harmless from all Losses arising from or related to the Conversion. This Section 7(d) shall survive the termination of the Purchase Agreement.

8.Instrument of Amendment.  Seller and Buyer acknowledge and agree that this Fifth Amendment constitutes a written amendment signed by each Party to the Purchase Agreement and fulfills the requirements of an amendment contemplated by Section 11.1 of the Purchase Agreement.  Upon the effectiveness of this Fifth Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Purchase Agreement as modified by this Fifth Amendment.

9.Ratification.  Except as otherwise set forth herein, the Purchase Agreement is hereby ratified, confirmed and approved in all respects.

10.Entire Agreement.  This Fifth Amendment (which term shall be deemed to include the annexes, schedules and disclosure schedules hereto), the Purchase Agreement (which term shall be deemed to include the annexes, schedules and disclosure schedules thereto and the other certificates, documents and instruments delivered thereunder), as amended from time to time, the Letter Agreement (to the extent not inconsistent with this Fifth Amendment), and the other Transaction Documents constitute the entire agreement among the Parties and supersede all

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prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

11.Constructions, Etc. This Fifth Amendment shall be governed by all provisions of the Purchase Agreement, unless the context otherwise requires, including all provisions concerning construction, enforcement, notices, governing law, waiver of jury trial and arbitration.

12.Governing Law.  This Fifth Amendment and the rights and obligations of the Parties hereto shall be governed, construed, and enforced in accordance with the laws of the State of Delaware.

13.Expenses.  All fees, costs and expenses incurred by Seller or Buyer in negotiating this Fifth Amendment, conducting the non-binding discussions contemplated herein or consummating the transactions contemplated by this Fifth Amendment shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

14.Counterparts.  This Fifth Amendment may be executed in multiple counterparts and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Fifth Amendment to be duly executed by their respective authorized representative(s) as of the day and year first written above.

“Seller”

ALON PARAMOUNT HOLDINGS, INC.

By:	/s/ FREDEREC GREEN

Name:	Frederec Green
Title:	EVP

By:	/s/ MARK PAGE

Name:	Mark Page
Title:	EVP

[Signature Page to Fifth Amendment to SPA]

“Buyer”

GCE HOLDINGS ACQUISITIONS, LLC

By:	/s/ RICHARD PALMER

Name:	Richard Palmer
Title:	President and CEO

[Signature Page to Fifth Amendment to SPA]

Exhibit F

Form of Call Option Agreement

(see attached)